EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re: CAPSTONE GREEN ENERGY CORPORATION, et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 23-11634 (LSS) (Jointly Administered)
	:	Re: Docket Nos. 17, 18, 70, 71, 90, 97, 98, 113, 115

FINDINGS OF FACT, CONCLUSIONS OF LAW,

AND ORDER (I) APPROVING THE DISCLOSURE STATEMENT;

(II) CONFIRMING THE JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF CAPSTONE GREEN ENERGY CORPORATION

AND ITS DEBTOR AFFILIATES; AND (III) GRANTING RELATED RELIEF

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:

a.	distributed, through Kroll Restructuring Administration LLC (the “Claims and Noticing Agent”), on or about September 27, 2023 (i) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and its Debtor Affiliates [Docket. No. 18] (as may be amended, supplemented, or modified from time to time, the “Disclosure Statement”); (ii) the Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and its Debtor Affiliates [Docket No. 17] (the “Plan”); and (iii) a ballot (the “Ballot”) for voting on the Plan to each holder of a Class 2 Pre-Petition Secured Claim in accordance with title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), and applicable nonbankruptcy law, as evidenced by the Declaration of Alex Orchowski of Kroll Restructuring Administration LLC Regarding the Solicitation of the Ballot Cast on the Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and its Debtor Affiliates [Docket No. 90] (the “Voting Declaration”);
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The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number are: Capstone Green Energy Corporation (0883); Capstone Turbine International, Inc. (4270); and Capstone Turbine Financial Services, LLC (N/A).  The Debtors’ mailing address is 16640 Stagg Street, Van Nuys, California 91406.

b.	commenced these Chapter 11 Cases by filing voluntary petitions for relief under the chapter 11 of the Bankruptcy Code on September 28, 2023 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
c.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;
d.	filed, on the Petition Date, the Plan;2
e.	filed, on the Petition Date, the Disclosure Statement;
f.	filed, on the Petition Date, the Transaction Support Agreement, attached to the Disclosure Statement as Exhibit B thereto;
g.	filed, on the Petition Date, the Motion of Debtors for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving Related Dates, Deadlines, Notices, and Procedures, (III) Approving the Solicitation Procedures and Related Dates, Deadlines, and Notices, (IV) Conditionally Waiving the Requirements that (A) the U.S. Trustee Convene a Meeting of Creditors and (B) the Debtors File Schedules of Assets and Liabilities, Statements of Financial Affairs, and Rule 2015.3 Financial Reports, and (V) Granting Related Relief [Docket No. 14] (the “Scheduling Motion”);
h.	filed, on the Petition Date, the notice, setting forth, among other things, the date and time set for the hearing to consider the adequacy of the Disclosure Statement and the Confirmation of the Plan (the “Combined Hearing”), and the deadlines for filing objections to the Plan and the Disclosure Statement (the “Combined Hearing Notice”) on the Claims and Noticing Agent’s public website for these Chapter 11 Cases [Docket No. 51];
i.	caused the Publication Notice to be published on October 5, 2023 in The New York Times (national edition), and on October 6, 2023 in USA Today (collectively, the “Publication Notice”);3
j.	filed, on October 24, 2023, a revised version of the Plan with certain non-material revisions to address informal comments made by the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”), along with other minor technical modifications [Docket No. 70], a copy of which is attached hereto as Exhibit A;
k.	filed, on October 24, 2023, the Plan Supplement to Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and Its Debtor Affiliates [Docket No. 71] (the “Plan Supplement”);
2	Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Plan.
3	See Certificate of Publication [Docket No. 56].

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l.	filed, on November 2, 2023, the Voting Declaration, which detailed the solicitation of holders of Class 2 Pre-Petition Secured Claims and the results of such Class’s voting to accept or reject the Plan;
m.	filed, on November 2, 2023, the Memorandum of Law in Support of the Joint Prepackaged Chapter 11 Plan of Capstone Green Energy Corporation and Its Debtor Affiliates [Docket No. 97] (the “Confirmation Brief”);
n.	filed, on November 9, 2023, the Notice of Filing of Additional Exhibits to Plan Supplement [Docket No. 113] (the “Amended Plan Supplement” and together with the Plan Supplement, the “Plan Supplements”);
o.	filed, on November 13, 2023, a revised version of the Plan with certain non-material revisions to address informal comments made by the U.S. Trustee and United States Securities and Exchange Commission [Docket No. 115]; and
p.	filed, on November 13, 2023 the Declaration of John Juric of Capstone Green Energy Corporation in Support of Approval of the Debtors’ Disclosure Statement for and Confirmation of the Joint Prepackaged Chapter 11 Plan of Capstone Green Energy Corporation and Its Debtor Affiliates [Docket No. 116] (the “Confirmation Declaration”).

The Bankruptcy Court having:

a.	entered, on September 29, 2023, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Approving Related Dates, Deadlines, Notices, and Procedures, (III) Approving the Solicitation Procedures and Related Dates, Deadlines, and Notices, (IV) Conditionally Waiving the Requirements that (A) the U.S. Trustee Convene a Meeting of Creditors, and (B) the Debtors Files Schedules of Assets and Liabilities, Statements of Financial Affairs, and Rule 2015.3 Financial Reports, and (V) Granting Related Relief [Docket No. 48] (the “Scheduling Order”), which, among other things, approved the Debtors’ prepetition solicitation and tabulation procedures (the “Solicitation Procedures”);
b.	set September 27, 2023, as the voting record date (the “Voting Record Date”) for Holders of Class 2 Pre-Petition Secured Claims;
c.	set September 27, 2023, as the date by which the Debtors must commence solicitation (the “Solicitation Commencement Date”);
d.	set October 2, 2023, at 4:00 p.m. (prevailing Eastern Time) as the deadline by which Ballots must be received by the Debtors’ Claims and Noticing Agent (the “Voting Deadline”);
e.	set October 31, 2023, at 4:00 p.m. (prevailing Eastern Time) as the deadline by which objections to the Plan and the Disclosure Statement must be filed (the “Plan Objection Deadline”);

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f.	set November 2, 2023, as the deadline by which the Debtors shall file the Voting Declaration;
g.	set November 2, 2023, as the date by which the Debtors must file a reply to objections to the Plan and the Disclosure Statement and the Confirmation Brief;
h.	set November 13, 2023, at 2:00 p.m. (prevailing Eastern Time) as the date and time for the Combined Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, subject to adjournment;
i.	reviewed the Plan, the Confirmation Brief, the Plan Supplements, the Voting Declaration, the Confirmation Declaration, the Disclosure Statement, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including any and all objections, statements, and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases;
j.	held the Combined Hearing;
k.	heard the statements, arguments, and objections, if any, made by counsel in respect of Confirmation of the Plan and approval of the Disclosure Statement;
l.	considered all oral representations, testimony, documents, filings, and other evidence regarding Confirmation of the Plan and approval of the Disclosure Statement; and
m.	overruled any and all objections to the Plan, Confirmation, the adequacy of the Disclosure Statement, and all statements and reservations of right not consensually resolved or withdrawn unless otherwise indicated herein.

NOW, THEREFORE, the Bankruptcy Court having found that notice of the Combined Hearing and the opportunity for any party in interest to object to final approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and all evidence proffered, admitted, or adduced by counsel at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following Findings of Fact and Conclusions of Law, and Orders:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.
1.The findings and conclusions set forth herein and on the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law under Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, or vice versa, they are adopted as such.
B.	Jurisdiction, Venue, and Core Proceeding.
2.The Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to section 1334 of title 28 of the United States Code.  The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.  Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.  Confirmation of the Plan is a core proceeding within the meaning of section 157(b)(2) of title 28 of the United States Code, and the Bankruptcy Court may enter a final order consistent with Article III of the United States Constitution.
C.	Eligibility for Relief.
3.The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.
D.	Commencement and Joint Administration of These Chapter 11 Cases.
4.On the Petition Date, each Debtor commenced a chapter 11 case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  By prior order of the Bankruptcy Court, these Chapter 11 Cases were consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 36].  The Debtors have

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operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No official committee, trustee or examiner has been appointed in these Chapter 11 Cases.
E.	Pre-Petition Marketing and Good Faith.
5.In the events leading up to these Chapter 11 Cases, the Debtors explored a variety of alternatives with the goal of maximizing the value of the Debtors’ Estates.  The Debtors’ officers, directors, financial advisors, attorneys, investment bankers and other professionals that were involved with the formulation, negotiation, documentation, and approval of the filing of these Chapter 11 Cases, the Plan, and the Transaction Support Agreement, and who pursued, analyzed, negotiated, and documented the transactions contemplated thereunder, acted in good faith and made informed decisions in connection therewith, including the decision to implement the Restructuring.  The Pre-Petition Secured Party, the NPA Collateral Agent, the DIP Purchaser, the DIP Agent and each of their respective partners, officers, directors, employees, advisors and professionals acted in good faith in negotiating, formulating and proposing, where applicable, the Plan and the Transaction Support Agreement, and the agreements, compromises, settlements, transactions and transfers contemplated thereby.
F.	Notice.
6.Notice of the Plan and the Combined Hearing, together with the deadlines for voting to accept or reject the Plan as well as objecting to the Plan, has been provided in accordance with the Scheduling Order, as set forth in the Voting Declaration.
7.Such notice was appropriate and satisfactory based upon the facts and circumstances of these Chapter 11 Cases and pursuant to sections 1125 and 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, 3018, and 3020, and other applicable law and rules.  Because such transmittal and service were adequate and sufficient, no other or further notice is necessary

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or shall be required, and due, proper, timely, and adequate notice of the Combined Hearing has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.
G.	Solicitation.
8.Prior to the Petition Date, the Plan, the Disclosure Statement, and the Ballot (collectively, the “Solicitation Package”) were transmitted and served in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures approved by the Bankruptcy Court via the Scheduling Order, and all other applicable rules, laws, and regulations applicable to such solicitation.  Transmission and service of the Solicitation Package was timely, adequate and sufficient.  No further notice is required.
9.As set forth in the Voting Declaration, on September 27, 2023, prior to the Petition Date, the Solicitation Package was transmitted to and served on the eligible holders of Class 2 Pre-Petition Secured Claims, which was the only Class of Claims entitled to vote to accept or reject the Plan (the “Voting Class”).
10.Each eligible holder of a Claim in the Voting Class received a Ballot.  The form of the Ballots adequately addressed the particular needs of these Chapter 11 Cases and was appropriate for the holders of Claims in the Voting Class.  The instructions on each Ballot advised that for the Ballot to be counted, the Ballot had to be properly executed, completed, and delivered to the Claims and Noticing Agent so that it was actually received by the Claims and Noticing Agent on or before the applicable Voting Deadline.  The period during which the Debtors solicited acceptance of the Plan was a reasonable period of time for holders of Claims in the Voting Class to make an informed decision to accept or reject the Plan.
11.The Debtors were not required to solicit votes from the holders of Claims in
Class 1 (Secured Tax Claims), Class 3 (Other Secured Claims), Class 4 (Other Priority Claims),

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Class 5 (General Unsecured Claims) and Class 7 (Intercompany Interests), as well as certain holders of Claims in Class 6 (Intercompany Claims) (collectively, the “Unimpaired Classes”), as each such Class is Unimpaired under the Plan and thus presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
12.The Debtors were not required to solicit votes from holders of Claims or Interests in Class 9 (Section 510(b) Claims) and certain holders of Claims in Class 6 (Intercompany Claims), as the holders of Claims or Interests in such Classes are Impaired and not entitled to receive distributions on account of their Claims or Interests under the Plan and, thus, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
13.The Debtors were not required to solicit votes from holders of Interests in Class 8 (Equity Interests), as the holders of Interests in such Class (together with the holders of Claims or Interests in Class 9 and certain holders of Claims in Class 6, the “Deemed Rejecting Classes”) are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
14.As described in and as evidenced by the Voting Declaration, the transmittal and service of the Solicitation Packages (all of the foregoing, the “Solicitation”) was timely, adequate, and sufficient under the circumstances and no other or further Solicitation was or shall be required.  The Solicitation complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, was conducted in good faith and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, and any other applicable rules, laws, and regulations.
H.	Adequacy of the Disclosure Statement.
15.The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy rules, laws, and regulations, including the Securities Act, and (b) contains “adequate information” (as such term is defined in

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section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein.
I.	Voting.
16.The Voting Declaration filed with the Bankruptcy Court certifies the method and results of the Ballots tabulated for the Voting Class.  As of the Voting Deadline, one-hundred percent (100%) in number and one-hundred percent (100%) in dollar amount of the holders of Claims in Class 2 (Pre-Petition Secured Claims) that timely voted, voted to accept the Plan, without counting the votes of any insider (as such term is defined in section 101(31) of the Bankruptcy Code).  As evidenced by the Voting Declaration, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, and the Local Rules.
J.	Plan Supplements.
17.On October 24, 2023, the Debtors filed the Plan Supplement, consisting of a valuation of the Reorganized Debtors, a schedule of Rejected Executory Contracts and Unexpired Leases, a schedule of Assumed Executory Contracts and Unexpired Leases, a description of Retained Causes of Action, and the identities of the officers and board members for New Subsidiary and Reorganized PublicCo [Docket No. 71].  On November 9, 2023, the Debtors filed the Amended Plan Supplement, consisting of a description of the Retained Assets and Retained Contracts, the identities of additional directors and officers of the Reorganized Debtors and Reorganized PrivateCo, certain organizational documents of the Reorganized Debtors, and a Trademark License Agreement.
18.All such materials comply with the terms of the Plan, and the filing and notice of the Plan Supplements was proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all applicable law and no other or further notice is or shall

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be required.  All documents included in the Plan Supplements are integral to, part of, and incorporated by reference into the Plan as if set forth in full therein.
K.	Modifications of the Plan.
19.Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors proposed certain modifications to the Plan as reflected herein, in the Plan Supplements, and/or in the Plan filed with the Bankruptcy Court prior to entry of this Confirmation Order (collectively, the “Plan Modifications”).  In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (a) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (b) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (c) materially and adversely change the treatment of any Claims, (d) require re-solicitation of any holders of any Claims or Interests, or (e) require that holders of Claims in the Voting Class be afforded an opportunity to change their previously cast acceptances of the Plan.  Under the circumstances, the form and manner of notice of the proposed Plan Modifications are adequate, and no other or further notice of the proposed Plan Modifications is necessary or required.  In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan Modifications.  The holders of Claims in the Voting Class are not permitted to change their respective acceptances to rejections as a consequence of the Plan Modifications.
L.	Burden of Proof: Confirmation of the Plan.
20.The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.

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M.	Compliance with Bankruptcy Code Requirements: Section 1129(a)(1).
21.The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, more particularly:
(i)	Proper Classification: Sections 1122 and 1123(a)(1).
22.Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes.  Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests.  The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests.  Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to other Claims or Interests within that Class.  The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.
(ii)	Specified Unimpaired Classes: Section 1123(a)(2).
23.Article III of the Plan specifies that Claims in the following Classes are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code:
Class	Claim or Interest
1	Secured Tax Claims
3	Other Secured Claims
4	Other Priority Claims
5	General Unsecured Claims
6	Intercompany Claims4
7	Intercompany Interests

(iii)	Specified Treatment of Impaired Classes: Section 1123(a)(3).
24.Article III of the Plan specifies that the Claims in the following Classes are Impaired under the Plan, and describes the treatment of such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code:
4	Holders of Class 6 Intercompany Claims are either Unimpaired and presumed to accept the Plan or Impaired and deemed to reject the Plan.

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Class	Claim or Interest
2	Pre-Petition Secured Claims
6	Intercompany Claims
8	Equity Interests
9	Section 510(b) Claims

(iv)	No Discrimination: Section 1123(a)(4).
25.Article III of the Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest in accordance with the Plan, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.
(v)	Adequate Means for Plan Implementation: Section 1123(a)(5).
26.The Plan, including the various documents and agreements in the Plan Supplements, provides adequate and proper means for implementation of the Plan, including, without limitation:  (a) the satisfaction of Claims and Interests; (b) the occurrence of transactions on or after the Effective Date to effect the Restructuring; (c) the creation and funding of the New Debt Facility; (d) the offering and issuance of certain securities pursuant to, among other things, section 1145 of the Bankruptcy Code; (e) the vesting of assets in the Reorganized Debtors as described in the Plan; (f) the cancellation of notes, instruments, Certificates, and other documents; (g) the amendment of the charter and bylaws of the Reorganized Debtors and other corporate actions; (h) the assumption of Employment Obligations by Reorganized PublicCo and/or New Subsidiary, as applicable; (i) the preservation of Causes of Action; (j) the payment of the reasonable fees and expenses (including attorneys’ fees and financial advisors’ fees) of the Pre-Petition Secured Party in connection with the Restructuring; and (k) the reinstatement of Intercompany Claims against Reorganized PublicCo or New Subsidiary, as applicable, or the discharge and satisfaction of such Intercompany Claims.

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(vi)	Voting Power of Equity Securities: Section 1123(a)(6).
27.The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.  To the extent required by section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ certificates of incorporation shall include, among other things, provisions prohibiting the issuance of non-voting Equity Securities.
(vii)	Designation of Directors and Officers: Section 1123(a)(7).
28.The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.  Section 4.13 of the Plan contains provisions regarding the manner of selection of the Reorganized Debtors’ directors and officers that are consistent with the interests of all holders of Claims and Interests and public policy.
(viii)	Impairment / Unimpairment of Classes: Section 1123(b)(1).
29.The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code.  Specifically, Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.
(ix)	Assumption and Rejection of Executory Contracts and Unexpired Leases: Section 1123(b)(2).
30.The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code.  Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases on the Effective Date.  In accordance with the provisions of sections 365 and 1123(b)(2) of the Bankruptcy Code, except as otherwise provided in the Plan, the Plan Supplements, or this Confirmation Order, (i) no Executory Contract or Unexpired Lease shall be assumed by Reorganized PrivateCo unless listed as “assumed” by Reorganized PrivateCo in the Plan Supplements, and (ii) each Executory Contract and Unexpired Lease shall be deemed assumed by Capstone and/or the applicable Debtor counterparty (excluding, for the avoidance of doubt,

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Reorganized PrivateCo) and assigned to Reorganized PublicCo or New Subsidiary, as applicable, without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless any such Executory Contract or Unexpired Lease: (a) is a Retained Contract; (b) is listed on the Rejection Schedule; (c) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (d) is the subject of a motion to assume or reject pending as of the Effective Date.  Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with any of the Debtors’ Executory Contracts and Unexpired Leases, except with respect to Retained Contracts (if any).
(x)	Compromise of Pre-Petition Secured Claims, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action: Section 1123(b)(3).
31.The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. The compromise of the Pre-Petition Secured Party’s Claims and Interests relating to the contractual, subordination, and other legal rights that the Pre-Petition Secured Party may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, is made in good faith, is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable.
32.Section 8.2 of the Plan describes certain releases granted by the Debtors and their Estates (the “Debtor Releases”).  The Debtors have satisfied the applicable standard in this district with respect to the propriety of the Debtor Releases.  For the reasons set forth on the record of these Chapter 11 Cases and the evidence proffered, admitted, or adduced at the Combined Hearing, such releases are a necessary and integral part of the Plan.  The Debtor Releases are “fair and equitable” and “in the best interests of the estate” and the holders of Claims and Interests.

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33.Section 8.3 of the Plan describes certain releases granted by the Releasing Parties (the “Non-Debtor Releases”).  The Ballots sent to all holders of Claims in the Voting Class unambiguously stated that the Plan contains the Non-Debtor Releases and set forth the terms of the Non-Debtor Releases.
34.The Non-Debtor Releases are (1) consensual and in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith compromise of the Claims and Causes of Action released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to such releases.
35.The exculpation, described in Section 8.4 of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith and is appropriately limited in scope.  The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
36.The injunction provision set forth in Section 8.5 of the Plan is necessary to implement, preserve, and prevent actions against the Debtors, the Exculpated Parties, or the Released Parties and by extension the compromises and settlements upon which the Plan is founded, and is narrowly tailored to achieve this purpose.

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37.Section 4.15 of the Plan appropriately provides that in accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, unless any such Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order.  Notwithstanding the foregoing or anything to the contrary in the Plan, pursuant to Section 4.6 of the Plan, any Causes of Action (except with respect to the Retained Assets) shall be assigned to and/or vest in Reorganized PublicCo or New Subsidiary as determined by the Reorganized Debtors.
38.The release of all mortgages, deeds of trust, Liens, pledges, or other security interests against the property of the Estates described in Section 8.8 of the Plan (the “Lien Release”) is necessary to implement the Plan.
(xi)	Modification of Rights: Section 1123(b)(5).
39.The Plan modifies the rights of holders of Claims or Interests, as applicable, in Class 2 (Pre-Petition Secured Claims), Class 6 (Intercompany Claims), Class 7 (Intercompany Interests), Class 8 (Equity Interests) and Class 9 (Section 510(b) Claims), as permitted by section 1123(b)(5) of the Bankruptcy Code.
(xii)	Additional Plan Provisions: Section 1123(b)(6).
40.The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (a) distributions to holders of Claims and Interests, (b) resolution of Disputed Claims, (c) allowance of certain Claims, and (d) retention of Court jurisdiction, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.  The failure to address any provisions of the Bankruptcy Code specifically in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

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(xiii)	Cure of Defaults: Section 1123(d).
41.The Debtors have cured, or provided adequate assurance that the Debtors will cure, defaults (if any) under or relating to each of the Executory Contracts that are being assumed and assigned pursuant to the Plan.  In addition, the Debtors, New Subsidiary and Reorganized PublicCo, as applicable, have provided adequate assurance of future performance under such Executory Contracts being assumed and assigned.
N.	Debtor Compliance with the Bankruptcy Code: Section 1129(a)(2).
42.The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.  Specifically, each Debtor:
a.	is an eligible debtor under section 109 of the Bankruptcy Code, and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;
b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and
c.	complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, any applicable non-bankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages and related documents and notices, and in soliciting and tabulating the votes on the Plan.
O.	Plan Proposed in Good Faith: Section 1129(a)(3).
43.The Debtors have negotiated, developed, and proposed the Plan (including the Plan Supplements and all other documents and agreements necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  In so determining, the Bankruptcy Court has considered the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the evidence proffered, admitted, or adduced at the Combined Hearing, and examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, and the process leading to Confirmation.  The Chapter

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11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring, reorganize, and emerge from chapter 11 with a deleveraged capital structure.  The Plan (including all documents necessary to effectuate the Plan) and the Plan Supplements were negotiated in good faith and at arm’s length among the Debtors and their key stakeholders, including the Pre-Petition Secured Party, the NPA Collateral Agent, the DIP Purchaser, and the DIP Agent.  The Restructuring, as embodied in the Plan, was negotiated in good faith and at arm’s length and reflects the best possible outcome that could be reached given the facts and circumstances surrounding the Debtors and these Chapter 11 Cases.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, and necessary for the Debtors’ successful implementation of the Plan.
P.	Payment for Services or Costs and Expenses: Section 1129(a)(4).
44.The Debtors have satisfied section 1129(a)(4) of the Bankruptcy Code.  Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.  All such costs and expenses of the Debtors’ professionals shall be paid in accordance with the Plan.
Q.	Directors, Officers, and Insiders: Section 1129(a)(5).
45.The Debtors have complied with the requirements of section 1129(a)(5) of the Bankruptcy Code.  From and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of their charter and bylaws or other constituent documents, and applicable state law.  To the extent known, the Plan Supplements disclose, or will

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disclose prior to the Effective Date, the identity and affiliations of the members of the board of directors of the Reorganized Debtors and any Person proposed to serve as an officer of the Reorganized Debtors.
R.	No Rate Changes: Section 1129(a)(6).
46.Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases.  The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.
S.	Best Interest of Creditors: Section 1129(a)(7).
47.The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis attached to the Disclosure Statement as Exhibit C and the Confirmation Declaration and the other evidence related thereto in support of the Plan that was proffered, admitted, or adduced at the Combined Hearing:  (a) are reasonable, persuasive, and credible as of the dates such analyses or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Impaired Claim or Interest against a Debtor either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if such Debtors were hypothetically liquidated under chapter 7 of the Bankruptcy Code as of the Effective Date.
T.	Acceptance by Certain Classes: Section 1129(a)(8).
48.The Unimpaired Classes are Unimpaired by the Plan and, accordingly, holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  The Voting Class is Impaired and each holder in the Voting Class has voted to accept the Plan, as established by the Voting Declaration.

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49.The Deemed Rejecting Classes are not entitled to vote to accept or reject the Plan.  Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) of the Bankruptcy Code because Class 2 has voted to accept the Plan, and, with respect to the Deemed Rejecting Classes, section 1129(b) of the Bankruptcy Code is satisfied as set forth below.
U.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code: Section 1129(a)(9).
50.The treatment of Administrative Expense Claims, Professional Claims, Priority Tax Claims, DIP Claims, and the statutory fees imposed by 28 U.S.C. § 1930 under Article II of the Plan, satisfy the requirements of, and comply in all respects with, section 1129(a)(9) of the Bankruptcy Code.
V.	Acceptance by At Least One Impaired Class: Section 1129(a)(10).
51.The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.  As evidenced by the Voting Declaration, Class 2, which is Impaired, voted to accept the Plan in accordance with section 1126 of the Bankruptcy Code, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).
W.	Feasibility: Section 1129(a)(11).
52.The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.  The evidence supporting Confirmation of the Plan proffered, admitted, or adduced by the Debtors at or prior to the Combined Hearing:  (a) is reasonable, persuasive, and credible as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtors or any successor to the Debtors

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under the Plan, except as provided for under the Plan; and (e) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan.
X.	Payment of Fees: Section 1129(a)(12).
53.The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.  Section 12.2 of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).
Y.	Continuation of Employee Benefits: Section 1129(a)(13).
54.The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.  From and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall be an obligation of Reorganized PublicCo or New Subsidiary in accordance with applicable law.  Other than employees employed by Reorganized PrivateCo, New Subsidiary shall be the successor to Capstone with respect to the employment of the directors, officers, and employees of all the Debtors or relating to any Employment Obligations (as defined in the Plan).  Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with the Employment Obligations or any Claims against any Debtor.
Z.	Non-Applicability of Certain Sections: 1129(a)(14), (15), and (16).
55.Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.  The Debtors (a) are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation, (b) are not individuals, and (c) are each a moneyed, business, or commercial corporation.
AA.	“Cram Down” Requirements: Section 1129(b).
56.The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.  Notwithstanding the fact that Class 8 (Equity Interests) and Class 9 (Section 510(b) Claims), as well as certain holders of Claims in Class 6 (Intercompany Claims), are deemed to reject the Plan,

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the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code.  The evidence in support of the Plan that was proffered, admitted, or adduced at or prior to the Combined Hearing is reasonable, persuasive, and credible, and has not been controverted by other evidence, and establishes that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.  First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met.  Second, the Plan is fair and equitable with respect to such Classes.  The Plan has been proposed in good faith, is reasonable, and meets the requirements that (a) the holder of the Class 2 Pre-Petition Secured Claim has consented to allowing holders of Claims or Interests that are junior to Class 2 Claims to receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no holder of a Claim or Interest in a Class senior to such Classes is receiving more than 100% on account of its Claim.  Third, the Plan does not discriminate unfairly with respect to such Classes because similarly situated holders of Claims and Interests will receive substantially similar treatment on account of their Claims and Interests irrespective of Class.  Accordingly, the Plan satisfies the requirement of section 1129(b)(1) and (2) of the Bankruptcy Code.  The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.
BB.	Only One Plan: Section 1129(c).
57.The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.  The Plan is the only chapter 11 plan filed with respect to each Debtor in each of these Chapter 11 Cases.
CC.	Principal Purpose of the Plan: Section 1129(d).
58.The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

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DD.	Not Small Business Cases: Section 1129(e).
59.These Chapter 11 Cases are not small business cases, and accordingly section 1129(e) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
EE.	Good Faith Solicitation: Section 1125(e).
60.Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including evidence proffered, admitted, or adduced at or prior to the Combined Hearing, the Debtors and the other Exculpated Parties (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules, the Solicitation Procedures, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the development of the Plan, all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation set forth in Section 8.4 of the Plan.
FF.	Implementation.
61.The terms of the Plan, including the Plan Supplements and all exhibits and schedules thereto, and all other documents filed in connection with the Plan (collectively, the “Plan Documents”) constitute essential elements of the Plan.  Consummation of each such Plan Document is in the best interests of the Debtors, the Debtors’ Estates, and holders of Claims and

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Interests, and such Plan Documents are hereby approved.  The Debtors have exercised reasonable business judgment in determining to enter into the Plan Documents, and the Plan Documents have been negotiated in good faith, at arm’s-length, and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.
GG.	Authority to Pursue, Settle, or Abandon Retained Causes of Action.
62.Unless expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized PublicCo or New Subsidiary, as applicable, shall retain and may enforce all rights to commence and pursue any and all Causes of Action (except with respect to the Retained Assets), whether arising before or after the Petition Date, and Reorganized PublicCo’s and New Subsidiary’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.
HH.	Good Faith.
63.The Debtors, the Pre-Petition Secured Party, the NPA Collateral Agent, the DIP Purchaser, the DIP Agent, and other Released Parties, the Exculpated Parties, and their respective successors, predecessors, control persons, affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, investment bankers, advisors and agents, as applicable, acted in good faith to develop, negotiate, propose, and consummate the Plan and the agreements, compromises, and transactions contemplated thereby. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s finding and determination that (a) each Released Party’s in-court or out-of-court efforts to develop, negotiate, and propose the Plan were, with respect to each other Released Party and any other Person, in good faith and not by any means forbidden by law and (b) the compromises of the Pre-Petition Secured Party’s Claims and Interests

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reflected in the Plan are (i) in the best interests of the Debtors and their Estates, (ii) fair, equitable, and reasonable, and (iii) approved by the Bankruptcy Court pursuant to sections 105(a) and 363 of the Bankruptcy Code and Bankruptcy Rule 9019.
II.	Retention of Jurisdiction.
64.The Bankruptcy Court shall retain jurisdiction over all matters arising in or related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.Final Approval of Disclosure Statement. The Disclosure Statement (i) contains adequate information of a kind generally consistent with the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act, (ii) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (iii) is approved on a final basis in all respects.
2.Confirmation of the Plan.  The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code.  The Plan Documents are hereby authorized and approved, and the Debtors or Reorganized Debtors (as applicable) are authorized to execute any and all Plan Documents.  The terms of the Plan are an integral part of this Confirmation Order.  The failure to specifically describe, include, or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan is confirmed in its entirety, except as expressly modified herein, the Plan Documents are approved in their entirety.

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3.Objections.  All objections to Confirmation of the Plan or final approval of the Disclosure Statement and other responses, comments, statements, or reservation of rights, if any, in opposition to the Plan or Disclosure Statement that have not been withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Confirmation Order are overruled on the merits.
4.Plan Classification Controlling.  The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder.  The classification set forth on the Ballots tendered to or returned by the holders of Claims in connection with voting on the Plan:  (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.
5.Plan Modifications.  The modifications, amendments, and supplements made to the Plan following the solicitation of votes thereon constitute technical changes and do not materially adversely affect or change the proposed treatment of any Claims or Interests.  After giving effect to such modifications, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code.  The filing of the non-material modifications to the Plan and the proposed form of this Confirmation Order with the Bankruptcy Court, which contains such modifications, and the disclosure of such modifications on the record at the Combined Hearing constitute due and sufficient notice thereof.  Accordingly, such modifications do not require additional disclosure or re-solicitation of votes under sections 1125, 1126, or 1127 of the

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Bankruptcy Code or Bankruptcy Rule 3019, nor do they require that the holders of Claims in the Voting Class be afforded an opportunity to change their previously cast votes on the Plan.  The holders of Claims in the Voting Class who voted to accept the solicitation version of the Plan are deemed to accept the Plan as modified.  The Plan, as modified, is, therefore, properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.
6.No Action Required.  No action of the respective directors, equity holders, managers, or members of the Debtors or Reorganized Debtors (as applicable) is required to authorize the Debtors or Reorganized Debtors (as applicable) to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, or any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan or other Plan Documents.
7.Binding Effect.  On the date of and after entry of this Confirmation Order, in accordance with section 1141(a) of the Bankruptcy Code and subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(d), 6004(h), or otherwise, the terms of the Plan, the Plan Documents, and this Confirmation Order shall be immediately effective (and/or adopted, where applicable) and enforceable and deemed binding upon the Debtors or Reorganized Debtors (as applicable), and any and all holders of Claims or Interests and such holder’s respective successors and assigns (regardless of whether or not (a) the holders of such Claims or Interests voted to accept or reject, or are deemed to have accepted or rejected, the Plan or (b) the holders of such Claims or Interests are entitled to a distribution under the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases (including the releases set forth in Article VIII of the Plan), waivers, discharges, exculpations, and injunctions

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provided for in the Plan, each Entity acquiring property under the Plan or this Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases.  All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or debt has voted on the Plan.  The Plan and the Plan Documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms.  Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and the Plan Documents, and any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.
8.Effectiveness of All Actions.  All actions contemplated by the Plan, including all actions pursuant to, in accordance with, or in connection with the Plan Documents, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the Debtors or Reorganized Debtors (as applicable).
9.Plan Implementation.
(a)Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein or in the Plan, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, in accordance with Article IV of the Plan, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan including (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent

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with the terms of the Plan; and (c) all other actions that the Debtors determine are necessary or appropriate and that are not inconsistent with the Plan.
(b)Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan, the Plan Supplements, and the Plan Documents shall be effective prior to, on, or after the Effective Date pursuant to this Confirmation Order, without further notice, application to, or order of this Court, or further action by the Debtors or Reorganized Debtors (as applicable).  All documents necessary to implement the Plan and all other relevant and necessary documents in respect of the Restructuring, including any documents related to the New Debt Facility, have been negotiated in good faith and at arm’s length and shall, upon completion of the documentation and execution thereof, be valid, binding, and enforceable agreements.
(c)The Debtors or Reorganized Debtors, as applicable, are authorized to enter into and effectuate the transactions contemplated by the Restructuring, as described in Section 4.2 of the Plan or otherwise, and may take any actions as may be necessary or appropriate to effect the Restructuring, as and to the extent provided in the Plan and this Confirmation Order.  Any transfers of assets effected through the Plan are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance.  Each Debtor, as reorganized, as applicable, shall continue to exist after the Effective Date as a separate corporate entity or limited liability company as the case may be, with all the powers of a corporation or limited liability company, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.
(d)To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the Debtors or Reorganized Debtors (as applicable), this Confirmation Order shall, pursuant to section 1123(a)(5)(D) of the

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Bankruptcy Code, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the Debtors or Reorganized Debtors (as applicable).
10.New Debt Facility.  This Confirmation Order constitutes (i) approval of the New Debt Facility, the New Debt Facility Term Sheet, and all transactions contemplated thereby, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of Reorganized PublicCo and New Subsidiary to enter into, execute and perform under the New Debt Facility Term Sheet and use New Debt Facility Net Proceeds in accordance with the terms of the New Debt Facility Term Sheet.  On the Effective Date, all of the Liens and security interests to be granted as set forth in the New Debt Facility Term Sheet (i) shall be deemed to have been approved by Reorganized PublicCo and New Subsidiary and their applicable subsidiaries, (ii) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Debt Facility Term Sheet, and (iii) shall be deemed perfected upon Reorganized PublicCo and New Subsidiary’s entry into the New Debt Facility, subject only to such Liens and security interests as may be permitted as set forth in the New Debt Facility Term Sheet.
11.Cancellation of Existing Securities and Agreements.  On the Effective Date, except to the extent otherwise provided herein or in the Plan, all notes, instruments, Certificates, including without limitation, all equity grants, warrants, and/or restricted units and any agreement with respect to the foregoing, including the Rights Agreement (as defined below), and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtors’ Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, (i) any agreement that governs the rights of the holder of a Claim or Interest shall

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continue in effect solely for purposes of (a) allowing holders of Claims or Interests to receive distributions under the Plan and (b) allowing and preserving the rights of Reorganized PublicCo or New Subsidiary, as applicable, to make distributions on account of Claims and Interests as provided in Article VI of the Plan and (ii) the Note Documents shall continue in effect solely for the purposes of allowing the NPA Collateral Agent and the DIP Agent to (a) receive payment of its fees and expenses as provided under the Note Documents and the DIP Documents, as applicable, and (b) have the benefit of all the rights and protections for the NPA Collateral Agent and the DIP Agent under the Note Documents and DIP Documents, as applicable, including, but not limited to, the preservation of any indemnification rights.  Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan.
12.Offering and Issuance of Securities.  The offering, issuance, distribution, and exercise (as applicable) of any Securities, including, without limitation, the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units, pursuant to the Plan will be in compliance with the registration requirements of the Securities Act or exempt from the registration requirements of section 5 therein to the maximum extent permitted thereunder pursuant to section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.  In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued under the Plan shall be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and

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compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.
13.Section 1146(a) Exemption.  To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code and applicable law, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument or transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or age shall forgo the collection of any such tax and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax.
14.Preservation of Causes of Action.  In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Section 4.15 of the Plan, unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.
15.Notwithstanding the foregoing or anything to the contrary herein, all Avoidance Actions against non-Insiders of the Debtors shall be waived upon the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplements, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it.  The

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Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including pursuant to Article VIII of the Plan, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication.
16.Substitution in Pending Legal Actions.  On the Effective Date, Reorganized PrivateCo shall be deemed to be substituted as the party to any litigation relating to the Retained Assets in which the Debtors are a party, and Reorganized PublicCo shall be deemed to be substituted as the party to all other litigation (not relating to the Retained Assets) in which the Debtors are a party, including, in each case (but not limited to) (i) pending contested matters or adversary proceedings in the Bankruptcy Court, (ii) any appeals of orders of the Bankruptcy Court and (iii) any state or federal court or state or federal administrative proceedings pending as of the Petition Date.  The Debtors or Reorganized Debtors are not required to, but may, take such steps as are appropriate to provide notice of such substitution.
17.Professional Compensation.  The provisions governing compensation of Professionals set forth in Section 2.2 of the Plan are approved in their entirety.  All final requests for Professional Claims through and including the Effective Date shall be filed no later than thirty (30) days after the Effective Date.  Any objections to Professional Claims shall be served and filed no later than twenty-eight (28) days after the filing of such final applications for payment of Professional Claims.
18.Payment of Professional Claims.  In accordance with Section 2.2 of the Plan, Reorganized PublicCo or New Subsidiary shall pay Professional Claims in Cash in the amount the

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Bankruptcy Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.
19.Subordination.  The allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors, (as applicable) reserve the right to reclassify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
20.Release of Liens.  Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date concurrently and consistent with the treatment provided for Claims and Interests in Article III of the Plan, all mortgages, deeds of trust, Liens against, security interests in, or other encumbrances or interests in property of any Estate shall be deemed fully released and discharged.
21.Rejection of Contracts and Leases.  On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to assume, assume and assign, or reject Executory Contracts and

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Unexpired Leases, and all Executory Contracts or Unexpired Leases shall be assumed by Capstone and/or the applicable Debtor counterparty (excluding, for the avoidance of doubt, Reorganized PrivateCo) and assigned to Reorganized PublicCo or New Subsidiary, as applicable, as of the Effective Date without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (i) is a Retained Contract; (ii) is listed on the Rejection Schedule; (iii) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (iv) is the subject of a motion to assume or reject pending as of the Effective Date.  In accordance with Section 5.1 of the Plan, no Executory Contract or Unexpired Lease shall be assumed by Reorganized PrivateCo unless such Executory Contract or Unexpired Lease is listed as “assumed” by Reorganized PrivateCo in the Plan Supplements.  Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with any of the Debtors’ Executory Contracts and Unexpired Leases, except with respect to Retained Contracts (if any).
22.Distributions.  All distributions pursuant to the Plan shall be made in accordance with Article VI of the Plan, and such methods of distribution are approved.
23.Compromise of Claims, Interests, and Controversies.  The entry of this Confirmation Order constitutes approval of the compromise of the Pre-Petition Secured Party’s Claims and Interests, as well as a finding by the Bankruptcy Court that such compromise is in good faith and in the best interests of the Debtors, their Estates, and holders of Claims and Interests and are fair, equitable, and reasonable.
24.Claims.  All Allowed Claims against the Debtors shall be paid in the ordinary course by Reorganized PublicCo or New Subsidiary, except to the extent that a holder of an

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Allowed Claim agrees to a less favorable treatment.  All Claims shall be obligations of Reorganized PublicCo and/or New Subsidiary, and Claims asserted against Reorganized PrivateCo (other than with respect to the Retained Assets) shall be deemed Claims against Reorganized PublicCo and/or New Subsidiary.  Notwithstanding anything to the contrary in the Plan, Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with any Claims (including, without limitation, Secured Tax Claims, Other Secured Claims, Other Priority Claims, General Unsecured Claims, Intercompany Claims and Section 510(b) Claims) against, or Interests (including, without limitation, Intercompany Interest and Equity Interests) in, any Debtor.
25.Unimpaired Claims.  Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for Claims for damages related to the rejection of Executory Contracts and Unexpired Leases (“Rejection Damages Claims”).  Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any Claims resolution process in the Bankruptcy Court in connection with their Claims, and shall retain all of their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties.  The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims.  If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V of the Plan.
26. 510(b) Claims.  “Section 510(b) Claims” include any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages

36

arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, including, without limitation, any Claims against the Debtors relating to, arising under, or in connection with that certain Rights Agreement dated as of May 6, 2019 (the “Rights Agreement”) between Capstone and Broadridge Financial Solutions, Inc., as Rights Agent.
27.Release, Discharge, Exculpation, and Injunction Provisions.  All discharge, injunction, release, and exculpation provisions set forth in the Plan, including but not limited to those contained in Sections 8.1, 8.2, 8.3, and 8.4 of the Plan, are approved and shall be effective and binding on all Persons and Entities to the extent provided therein.
28.Notwithstanding any provision in the Plan, the Plan Supplements, this Confirmation Order or other Plan Documents:  Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-Debtor from any right, Claim, liability, defense or Cause of Action of the United States or any State or impairs the ability of the United States or any State to pursue any right, Claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-Debtor.  Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law.  All rights, Claims, liabilities, defenses or Cause of Action, of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial

37

tribunals in which such rights, Claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such Claim, liability, or Cause of Action.  Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any proofs of Claim or Administrative Claims in the Chapter 11 Cases for any right, Claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-Debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.
29.Preservation of SEC Police and Regulatory Powers.  Notwithstanding any provision to the contrary, nothing in  the Plan, the Plan Supplements, the Disclosure Statement, or this Confirmation Order shall (i) release, enjoin, or discharge any monetary or non-monetary Claim, right, or Cause of Action of the SEC, acting in its police and regulatory capacity, against any Released Party (including any Debtor, Reorganized Debtor or New Subsidiary) or any other non-Debtor Person or non-Debtor Entity, or (ii) prevent, restrict, limit, enjoin, or impair the SEC

38

from commencing or continuing any investigation, action or proceeding, in its police and regulatory capacity, against any Released Party (including any Debtor, Reorganized Debtor, or New Subsidiary) or any other non-Debtor Person or non-Debtor Entity in any nonbankruptcy forum.  For the avoidance of doubt, the SEC shall not be a Released Party or Releasing Party under the Plan.
30.Books and Records.  The Debtors shall maintain copies of their books and records.  Nothing in this Confirmation Order shall affect the obligations of the Debtors and/or any transferee or custodian to maintain all books and records that are subject to any governmental subpoena, document preservation letter, or other investigative request from a governmental agency.
31.Tax Withholding.  Pursuant to the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of

39

this Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.
32.Payment of Statutory Fees.  All fees payable pursuant to 28 U.S. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.
33.Documents, Mortgages and Instruments.  Each federal, state, local, foreign or other governmental agency is authorized to accept any and all documents, mortgages or instruments necessary or appropriate to effectuate, implement or consummate the Plan.
34.Filing and Recording.  This Confirmation Order is binding upon and shall govern the acts of all persons or entities including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.  Each and every federal, state, and local government agency is hereby authorized to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any stamp tax or similar tax imposed by state or local law.

40

35.Continued Effect of Stays and Injunctions.  Unless otherwise provided in the Plan, the Confirmation Order, or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.
36.Authorization to Consummate.  The Debtors are authorized to consummate the Plan and the Restructuring at any time after entry of this Confirmation Order subject to satisfaction, or waiver in accordance with Section 9.2 of the Plan, of the conditions precedent to the Effective Date set forth in Section 9.1 of the Plan.
37.Nonseverability of Plan Provisions Upon Confirmation.  Each provision of the Plan is:  (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent (and subject to other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.
38.Post-Confirmation Modifications.  Subject to the terms of the Plan and without need for further order or authorization of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all Plan Documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and Reorganized Debtors reserve their respective rights prior to the Effective Date to withdraw, alter, amend, or modify materially the Plan with respect to such Debtor or Reorganized Debtor, as applicable, and, to the

41

extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, or this Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 10.1 of the Plan.
39.Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee) is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.
40.Notice of Entry of the Confirmation Order and Effective Date.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Confirmation Order and notice of the Effective Date to all parties who hold a Claim or Interest in these Chapter 11 Cases, the U.S. Trustee, and other parties in interest.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of confirmation of the Plan, entry of this Confirmation Order, and the occurrence of the Effective Date.  The Debtors and/or the Reorganized Debtors are authorized and directed to serve on parties in interest—including by filing with the SEC—the notice of entry of this Confirmation Order in the form attached as Exhibit B hereto.
41.Waiver of Stay.  The Confirmation Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.  Sufficient cause has been shown to waive the stays contemplated by Bankruptcy Rule 3020(e) or any other Bankruptcy Rule.

42

42.References to Particular Plan Provisions.  References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan or this Confirmation Order.
43.Headings.  Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.
44.Effect of Conflict.  If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, then, solely to the extent of such inconsistency, the terms of this Confirmation Order govern and control.
45.Final Order.  This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.
46.Retention of Jurisdiction.  Except as set forth in the Plan or this Confirmation Order, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Wilmington, Delaware /s/ Laurie Selber Silverstein______________

Dated: November 14, 2023LAURIE SELBER SILVERSTEIN

UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

:
In re:	:	Chapter 11
:
CAPSTONE GREEN ENERGY CORPORATION, et al.,	: :	Case No. 23-11634 (LSS)
:
Debtors.[1]	:	(Jointly Administered)
:

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

CAPSTONE GREEN ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTIONS IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Matthew B. Lunn (No. 4119)

Shane M. Reil (No. 6195)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone:(302) 571-6600

Facsimile:(302) 571-1253

Email: mlunn@ycst.com

sreil@ycst.com

Proposed Co-Counsel for the Debtors

and Debtors in Possession

Peter A. Siddiqui (admitted pro hac vice)

Ethan D. Trotz (admitted pro hac vice)

Kenneth N. Hebeisen (admitted pro hac vice)

KATTEN MUCHIN ROSENMAN LLP

525 W. Monroe Street

Chicago, IL 60661

Telephone:(312) 902-5200

Facsimile:(312) 902-1061

Email: peter.siddiqui@katten.com

ethan.trotz@katten.com

ken.hebeisen@katten.com

Proposed Co-Counsel for the Debtors

and Debtors in Possession

1

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number are: Capstone Green Energy Corporation (0883); Capstone Turbine International, Inc. (4270); and Capstone Turbine Financial Services, LLC (N/A).  The Debtors’ mailing address is 16640 Stagg Street, Van Nuys, California 91406.

Table of Contents

Page

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES4

1.1Defined Terms4

1.2Rules of Interpretation14

1.3Computation of Time14

1.4Governing Law14

1.5Reference to Monetary Figures15

1.6Reference to the Debtors or Reorganized Debtors15

Article II ADMINISTRATIVE AND PRIORITY CLAIMS15

2.1Administrative Claims15

2.2Professional Claims15

2.3Priority Tax Claims16

2.4DIP Claims16

2.5Payment of Fees and Expenses16

Article III CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS17

3.1Classification of Claims and Interests17

3.2Treatment of Classes of Claims and Interests17

3.3Special Provision Governing Unimpaired Claims21

Article IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN22

4.1[Reserved]22

4.2Transactions On or After the Effective Date22

4.3New Debt Facility23

4.4Offering and Issuance of Securities23

4.5Subordination24

4.6Vesting of Assets in the Reorganized Debtors24

4.7Cancellation of Notes, Instruments, Certificates, and Other Documents24

4.8Issuance of New Securities; Execution of Plan Documents25

4.9Corporate Action25

4.10Charter and Bylaws25

4.11Effectuating Documents; Further Transactions26

4.12Section 1146(a) Exemption26

4.13Directors, Officers, and Management26

4.14Incentive Plans and Employee and Retiree Benefits26

4.15Preservation of Rights of Action27

4.16Pre-Petition Secured Party’s Fees27

4.17Intercompany Claims.28

Article V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES28

5.1Assumption of Executory Contracts and Unexpired Leases28

5.2Cure of Defaults and Objections to Assumption29

5.3Pre-existing Payment and Other Obligations30

5.4Rejection Damages Claims and Objections to Rejection30

5.5Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date30

5.6Reservation of Rights30

Article VI PROVISIONS GOVERNING DISTRIBUTIONS31

6.1Distributions on Account of Claims and Interests Allowed as of the Effective Date31

6.2Special Rules for Distributions to Holders of Disputed Claims and Interests31

6.3Delivery of Distributions32

6.4Claims Paid or Payable by Third Parties34

6.5Setoffs34

6.6Allocation Between Principal and Accrued Interest35

Article VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS35

7.1Disputed Claims Process35

7.2Prosecution of Objections to Claims and Interests35

7.3No Interest36

7.4Disallowance of Claims and Interests36

Article VIII EFFECT OF CONFIRMATION OF THE PLAN36

8.1Discharge of Claims and Termination of Interests36

8.2Releases by the Debtors37

8.3Releases by Certain Holders of Claims37

8.4Exculpation38

8.5Injunction39

8.6Protection Against Discriminatory Treatment39

8.7Indemnification39

8.8Release of Liens40

Article IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE40

9.1Conditions Precedent to the Effective Date40

9.2Waiver of Conditions Precedent41

9.3Effect of Non-Occurrence of Conditions to Consummation41

Article X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN41

10.1Modification of Plan41

10.2Revocation or Withdrawal of Plan42

10.3Confirmation of the Plan42

Article XI RETENTION OF JURISDICTION42

Article XII MISCELLANEOUS PROVISIONS44

12.1Additional Documents44

12.2Payment of Statutory Fees44

12.3Reservation of Rights44

12.4Elimination of Vacant Classes44

12.5Successors and Assigns44

12.6Service of Documents45

12.7Term of Injunctions or Stays46

12.8Entire Agreement46

12.9Non-Severability46

INTRODUCTION

Capstone Green Energy Corporation (“Capstone”) and its Debtor subsidiaries in the above-captioned Chapter 11 Cases jointly propose this Plan.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding claims against and interests in each Debtor pursuant to the Bankruptcy Code.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of claims and interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan contemplates no substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, and a summary and analysis of this Plan and certain related matters.

Article I

DEFINED TERMS, RULES OF INTERPRETATION,
 COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES
1.1	Defined Terms
1.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estate and operating the business of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
2.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
3.“Allowed” means, as to a Claim or an Interest, a Claim or Interest or any portion thereof, specifically allowed under the Plan, the Bankruptcy Code, or by a Final Order.
4.“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502,510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.
5.“Ballot” means each of the ballots distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan and on which such holder is to indicate, among other things, acceptance or rejection of the Plan.
6.“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time.
7.“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

8.“Bankruptcy Rules” means, as may be amended from time to time, the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.
9.“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).
10.“Branch Office – UK” means that certain branch office located in the United Kingdom.
11.“Capstone” has the meaning set forth in the Introduction hereof.
12.“Capstone Subsidiary” means each subsidiary of Capstone.
13.“Capstone Trademarks” means all trademarks, service marks, brand names, trade names, corporate names, d/b/a names, Internet domain names, social media names and accounts, logos, and all other identifiers or designations of source or origin or goodwill, in any jurisdiction and whether registered or unregistered, that consist of, incorporate or contain “Capstone”, and all variations and derivatives thereof, including all registrations and applications for registration thereof.
14.“Capstone Turbine International Equity” means Capstone’s Equity Interests in Capstone Turbine International.
15.“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
16.“Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors and/or the Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
17.“Certificate” means any instrument evidencing a Claim or an Interest.
18.“Chapter 11 Cases” means the Chapter 11 Cases pending with respect to the Debtors in the Bankruptcy Court.
19.“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

20.“Claims and Noticing Agent” means the claims and noticing agent the Debtors may retain in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court.
21.“Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Noticing Agent.
22.“Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.
23.“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.
24.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
25.“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
26.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement.
27.“Consummation” means the occurrence of the Effective Date.
28.“Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.
29.“Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
30.“Debtors” means, collectively, each of Capstone Green Energy Corporation, Capstone Turbine Financial Services, LLC, and Capstone Turbine International.
31.“DIP Agent” means Goldman Sachs Specialty Lending Group, L.P., in such capacity.
32.“DIP Claim” means all Claims pursuant to the DIP Note Purchase Agreement.
33.“DIP Claims Equitization Percentage” means a fraction where the numerator is $10 million of the DIP Pre-Petition Roll Up Notes (plus accrued and unpaid interest thereon) and the denominator is the Total Amount of Claims Equitized.
34.“DIP New Money Notes” means up to $12 million of new money notes issued pursuant to the DIP Note Purchase Agreement.
35.“DIP Note Purchase Agreement” means that certain Super-priority Senior Secured Debtor-in-Possession Note Purchase Agreement dated [•], 2023.

36.“DIP Pre-Funding Roll Up Notes” means a $3 million roll up of the principal amount of Pre-Funding Notes in the form of notes issued pursuant to the DIP Note Purchase Agreement.
37.“DIP Pre-Petition Roll Up Notes” means a $15 million roll up of certain Pre-Petition Secured Debt in the form of notes issued pursuant to the DIP Note Purchase Agreement.
38.“DIP Purchaser” means Broad Street Credit Holdings LLC, in such capacity.
39.“Disclosure Statement” means the disclosure statement for the Plan as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.
40.“Disputed” means as to a Claim or Interest, or any portion thereof, that (a) is not Allowed; (b) is not disallowed under the Plan, the Bankruptcy Code, or a Final Order; (c) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, or (d) is otherwise disputed by the Debtors or the Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.
41.“Distribution Agent” means Reorganized PublicCo, in such capacity, or any delegee thereof.
42.“Distributor Support Services” means the program and set of services originally funded by Capstone’s distributors that, as of the Petition Date, provides distributor training to distributors, and undertakes website development and company branding and strategic marketing activities for Capstone and to the benefit of Capstone’s distributors.
43.“Effective Date” means the date that is a Business Day selected by the Debtors, subject to the prior written consent of the Pre-Petition Secured Party, after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.l hereof have been satisfied or waived in accordance with Section 9.2 hereof; provided that such date shall occur on or before forty-two (42) days after the Petition Date unless a later date is consented to in writing by the Pre-Petition Secured Party.
44.“EIP” means the Key Individual Retention Shares and any equity incentive plan entered into by the Debtors, Reorganized PublicCo Board and/or the members of New Subsidiary, as applicable, each in form and substance acceptable to DIP Purchaser and Purchaser, in connection with or following the Effective Date.
45.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
46.“Equity Interest” means any and all equity securities (as defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

47.“Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.
48.“Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.
49.“Exculpated Claim” means any Claim arising out of or related to any act or omission in connection with (a) the Debtors’ in-court or out-of-court efforts to implement the Restructuring, the Chapter 11 Cases, the DIP Financing, or the Transaction Support Agreement; (b) the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Transaction Support Agreement, the Disclosure Statement, the DIP Financing, or the Plan; (c) the filing of the Chapter 11 Cases; (d) the pursuit of Confirmation; (e) the pursuit of Consummation; (f) the administration and implementation of the Plan; or (g) the distribution of property under the Plan; provided that “Exculpated Claims” do not include any obligations of the Exculpated Parties arising on or after the Effective Date under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
50.“Exculpated Party” means each of the following in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the directors, managers, and officers of the Debtors and/or Reorganized Debtors who served in such capacity between the Petition Date and Effective Date; and (d) each Entity employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code.
51.“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
52.“Exit Facility New Money Tranche” means a $7 million committed revolving loan tranche.
53.“Exit Facility Roll Up Tranche 1” means a roll up tranche of up to $12 million (plus any accrued interest) of the DIP New Money Notes outstanding.
54.“Exit Facility Roll Up Tranche 2” means a roll up tranche of $5 million (plus any accrued interest) of the DIP Pre-Petition Roll Up Notes.
55.“Exit Facility Roll Up Tranche 3” means a roll up tranche of $3 million (plus any accrued interest) of the DIP Pre-Funding Roll Up Notes.
56.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
57.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
58.“General Unsecured Claim” means any Claim other than an Administrative Claim, Professional Claim, Priority Tax Claim, Secured Tax Claim, Other Secured Claim, Other Priority Claim, Pre-Petition Secured Claim, DIP Claim, or Section 510(b) Claim.
59.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
60.“Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.
61.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
62.“Intercompany Claim” means any Claim by a Debtor against another Debtor that is reflected in the Debtors’ books and records.
63.“Intercompany Contract” means a contract between or among two or more Debtors.
64.“Intercompany Interest” means an Interest held by a Debtor.
65.“Interest” means any Equity Security in a Debtor existing immediately prior to the Effective Date.
66.“IP Assignment Agreement” means an agreement between Capstone and the Capstone Subsidiaries pursuant to which each Capstone Subsidiary assigns, transfers, conveys and delivers to Capstone all of its right, title and interest in and to the Capstone Trademarks, including all common law rights thereto and all goodwill of the business connected with the use of and symbolized thereby.
67.“Key Individual Retention Shares” means certain nonvoting common shares of Capstone Turbine International issued to certain employees and directors of Capstone prior to the Petition Date.
68.“License Agreement” means an agreement between Reorganized PrivateCo and Reorganized PublicCo pursuant to which Reorganized PrivateCo will grant Reorganized PublicCo a non-exclusive, limited license to use the Capstone Trademarks pursuant to the terms and conditions therein.
69.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
70.“New Debt Facility” means a financing facility, entered into by New Subsidiary as borrower and Reorganized PublicCo as guarantor on the Effective Date in an aggregate amount of up to $25 million, comprised of Exit Facility Roll Up Tranche 1, Exit Facility Roll Up Tranche 2, Exit Facility Roll Up Tranche 3 and Exit Facility New Money Tranche, all on the same terms as or better terms for New Subsidiary than those set forth in the New Debt Facility Term Sheet.

71.“New Debt Facility Term Sheet” means the term sheet attached to the Transaction Support Agreement as Exhibit B, as it may be amended, supplemented, or modified from time to time.
72.“New Subsidiary” means a newly formed subsidiary of Capstone that shall be formed on or prior to the Effective Date.  References to New Subsidiary include each of New Subsidiary’s subsidiaries and controlled affiliates, unless the context clearly requires otherwise.
73.“New Subsidiary Common Units” means common units of New Subsidiary issued on or about the Effective Date in an amount equal to a sixty-two and one-half percent (62.5%) ownership share of New Subsidiary.
74.“New Subsidiary Preferred Units” means Series A preferred units of New Subsidiary issued on or about the Effective Date in accordance with the New Subsidiary Preferred Units Term Sheet in an amount equal to a thirty-seven and one-half percent (37.5%) ownership share of New Subsidiary.
75.“New Subsidiary Preferred Units Term Sheet” means that certain term sheet with respect to the New Subsidiary Preferred Units attached to the Transaction Support Agreement as Exhibit C.
76.“Note Documents” has the meaning ascribed to such term in the NPA.
77.“NPA” means the Amended and Restated Note Purchase Agreement, by and among certain affiliates of Capstone, the Pre-Petition Secured Party, and the NPA Collateral Agent, dated as of October 1, 2020 (as amended, supplemented, or modified from time to time).
78.“NPA Collateral Agent” means Goldman Sachs Specialty Lending Group, L.P. in its capacity as collateral agent under the NPA.
79.“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
80.“Other Secured Claim” means any Secured Claim other than a Pre-Petition Secured Claim, DIP Claim or a Secured Tax Claim.  For the avoidance of doubt, Other Secured Claims includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of the Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or subject to a valid right of setoff.
81.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
82.“Petition Date” means the date on which the Debtors filed their petition for relief commencing the Chapter 11 Cases.
83.“Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

84.“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors prior to the date scheduled for the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.
85.“Pre-Funding Notes” means the Pre-Funding Notes (as defined in the NPA).
86.“Pre-Petition Claims Equitization Percentage” means a fraction where the numerator is $35 million of principal of the Pre-Petition Secured Claim, plus accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date and the denominator is the Total Amount of Claims Equitized.
87.“Pre-Petition Secured Claim” means any claim arising under the NPA excluding any DIP Claim on account of the DIP Roll Up Notes.
88.“Pre-Petition Secured Debt” means the Obligations (as defined in the NPA) incurred prior to the Petition Date.
89.“Pre-Petition Secured Party” means Broad Street Credit Holdings LLC.
90.“Pre-Petition Warrants” means the warrants in Capstone held by Special Situations Investing Group II, LLC, or an affiliate thereof.
91.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
92.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
93.“Professional” means an Entity (a) employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
94.“Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
95.“Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.
96.“Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain

Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.
97.“Released Party” means each of the following in its/their capacity as such:  (a) the Debtors; (b) the Pre-Petition Secured Party; (c) the NPA Collateral Agent; (d) the DIP Purchaser; (e) the DIP Agent; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), in their capacities as such, such Entity’s successors, assigns, direct and indirect subsidiaries, affiliates, and funds, and current and former members, partners, managers, managing members, and current as of the Petition Date officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives of any of the foregoing, provided, however, that such releases with respect to any Debtor’s officers and/or directors who are currently the subject of the ongoing investigation by an independent law firm shall be subject to the completion of such investigation.
98.“Releasing Parties” means each of the following in its/their capacity as such: (a) the Debtors; (b) the Pre-Petition Secured Party; (c) the NPA Collateral Agent; (d) the DIP Purchaser; and (e) the DIP Agent.
99.“Reorganized Capstone” means, on and after the Effective Date, the Reorganized Debtors and New Subsidiary.
100.“Reorganized Debtor” means a Debtor (or any successor thereto by merger, consolidation, or otherwise) on and after the Effective Date.
101.“Reorganized PrivateCo” means Capstone on and after the Effective Date.
102.“Reorganized PrivateCo Equity” means common equity of Reorganized PrivateCo.
103.“Reorganized PublicCo” means Capstone Turbine International on and after the Effective Date.
104.“Reorganized PublicCo Board” means the board of directors of Reorganized PublicCo identified in the Plan Supplement.
105.“Reorganized PublicCo Equity” means common equity of Reorganized PublicCo and shall include the Key Individual Retention Shares.
106.“Restructuring” means the reorganization and restructuring of the Debtors as contemplated by the Plan, including all related transactions occurring before and after the Petition Date.
107.“Retained Assets” means (i) all of Capstone’s right, title, and interest in and to the Capstone Trademarks (and including those that are assigned to Capstone pursuant to the IP Assignment Agreement); and (ii) all assets, including cash, accounts receivable, tangible assets and intangible assets, owned by Capstone as of the Petition Date, that relate solely to Distributor Support Services, as will be described in more detail in the Plan Supplement; provided, however, that notwithstanding the foregoing, no Executory Contracts or unexpired leases other than Retained Contracts shall be Retained Assets.

108.“Retained Contracts” means the Executory Contracts and unexpired leases identified in the Plan Supplement as Retained Contracts.
109.“Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, including any Claims against the Debtors relating to, arising under or in connection with that certain Rights Agreement dated as of May 6, 2019 (the “Rights Agreement”) between the Company and Broadridge Financial Solutions, Inc., as Rights Agent (the “Rights Agent”).
110.“Secured Claim” means a Claim (a) secured by a Lien on property of an Estate to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or (b) subject to a valid right of setoff.
111.“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.
112.“Securities Act” means, as may be amended from time to time, the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, and any similar federal, state, or local law.  References herein to specific provisions of the Securities Act include any similar provisions of federal, state, or local law.
113.“Security” has the meaning set forth in section 2(a)(l) of the Securities Act.
114.“Services Agreement” means one or more agreements between Reorganized PrivateCo and Reorganized PublicCo (or its subsidiaries) by which, among other things, the parties will provide services to each other, each on terms to be disclosed in the Plan Supplement.
115.“Total Amount of Claims Equitized” means $10 million of the DIP Roll Up Notes (plus accrued and unpaid interest thereon) plus $35 million of principal of the Pre-Petition Secured Claim (plus accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date).
116.“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 28, 2023, by and among the Debtors and the Pre-Petition Secured Party, as may be amended, supplemented, or modified from time to time.
117.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.
118.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.“Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
120.“Voting Deadline” means 4:00 P.M. prevailing Eastern Time on October 2, 2023, as such date may be extended by the Debtors with consent of the Pre-Petition Secured Party.
1.2	Rules of Interpretation
(a)For purposes of the Plan, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
(b)The rule of “contra proferentum” does not apply to the interpretation of the Plan.  The Plan is the product of extensive negotiations between and among the Debtors, the Pre-Petition Secured Party, and the NPA Collateral Agent.  Each of the foregoing, including the Debtors, was represented by independent counsel of their choice who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto.  Accordingly, unless explicitly stated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any exhibit, schedule, contract, instrument, release, or other document generated in connection therewith as concerns such parties identified above.
1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict-of-laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Article II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim at one of the following times, as applicable: (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, then no later than thirty (30) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, then in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the holders of such Allowed Administrative Claims.

2.2	Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than thirty (30) days after the Effective Date, and any holder of a Professional Claim that does not file and serve such application by such date shall be forever barred from asserting such Claim against the Debtors, Reorganized Debtors, or their respective properties, and such Claims shall be deemed discharged as of the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, provided that objections to any Professional Claim must be filed and served on the Reorganized Debtors and counsel to the Reorganized Debtors no later than twenty-eight (28) days after the filing of such request for payment of Professional Claims (unless otherwise agreed by the party requesting compensation of a Professional Claim).  Reorganized PublicCo or New Subsidiary shall pay Professional Claims in Cash in the amount the Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

2.3	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

2.4	DIP Claims

Notwithstanding anything to the contrary herein, in full and final satisfaction, settlement, release, and discharge of, and in exchange for release of all Allowed DIP Claims, on the Effective Date, each holder of an Allowed DIP Claim shall receive its Pro Rata share of: (i) the DIP Claims Equitization Percentage of Reorganized PrivateCo Equity issued on the Effective Date in full and final satisfaction, settlement, release, and discharge of $10 million of the DIP Pre-Petition Roll Up Notes (plus any accrued unpaid interest thereon); (ii) principal under the New Debt Facility in an amount equal to, and in exchange for, one hundred percent (100%) of the principal amount of the DIP New Money Notes outstanding on the Effective Date (including accrued interest in respect of the DIP New Money Notes, the DIP Pre-Petition Roll Up Notes and the DIP Pre-Funding Notes) on a dollar-for-dollar basis; (iii) principal under the New Debt Facility in an amount equal to, and in exchange for, $5 million of the principal amount of the DIP Pre-Petition Roll Up Notes (plus any accrued unpaid interest thereon) outstanding on the Effective Date on a dollar-for-dollar basis; (iv) principal under the New Debt Facility in an amount equal to, and in exchange for, $3 million of the principal amount of the DIP Pre-Funding Roll Up Notes (plus any accrued unpaid interest thereon) outstanding on the Effective Date on a dollar-for-dollar basis; (v) indirect ownership of the New Subsidiary Preferred Units issued to Reorganized PrivateCo; and/or (vi) such other treatment as agreed by the Debtors and the applicable holder of DIP Claims.

2.5	Payment of Fees and Expenses

The fees and expenses of the Pre-Petition Secured Party and the DIP Purchaser, and their respective professionals, shall be paid in connection with this Plan or any applicable orders entered by the Bankruptcy Court, on the Effective Date, or, with the consent of the Pre-Petition Secured Party and the DIP Purchaser, as applicable, as soon as reasonably practicable thereafter.  Nothing herein shall require the professionals for the Pre-Petition Secured Party or the DIP Purchaser to

file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

Article III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
3.1	Classification of Claims and Interests

Except for the Claims addressed in Article II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1 2	Secured Tax Claims Pre-Petition Secured Claim	Unimpaired Impaired	Presumed to Accept Entitled to Vote
3 4	Other Secured Claims Other Priority Claims	Unimpaired Unimpaired	Presumed to Accept Presumed to Accept
5	General Unsecured Claims	Unimpaired	Presumed to Accept
6	Intercompany Claims	Unimpaired/Impaired	Presumed to Accept/Deemed to Reject
7	Intercompany Interests	Unimpaired	Deemed to Accept
8 9	Equity Interests Section 510(b) Claims	Impaired Impaired	Deemed to Reject Deemed to Reject

3.2	Treatment of Classes of Claims and Interests

This Plan is a joint plan but constitutes a separate Plan for each Debtor.  Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim against or Interest in the Debtors, as applicable.  Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)Class 1 — Secured Tax Claims
(1)	Classification: Class 1 consists of any Secured Tax Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed Secured Tax Claim shall receive, as applicable:
A.	If the Allowed Secured Tax Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Secured Tax Claim; or
B.	If the Allowed Secured Tax Claim is not due and payable on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business, provided that to the extent the Allowed Secured Tax Claim is secured by an interest in property of an Estate, the holder of such Claim shall retain such interest in such property until paid in full therefor.
(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Secured Tax Claims are not entitled to vote to accept or reject the Plan.
(b)Class 2 — Pre-Petition Secured Claim
(1)	Classification: Class 2 consists of any Pre-Petition Secured Claim.
(2)	Allowance: On the Effective Date, the Pre-Petition Secured Claim shall be Allowed Claims secured by the Collateral (as defined in the Note Documents), and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization, reclassification or offset, in the aggregate amount of (a) $35 million of principal of the Pre-Petition Secured Claim, plus (b) accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date.
(3)	Treatment: Each holder of an Allowed Pre-Petition Secured Claim shall receive, in full satisfaction and discharge of all of such holder’s Allowed Pre-Petition Secured Claim: (i) its Pro Rata amount of the Pre-Petition Claims Equitization Percentage of Reorganized PrivateCo Equity issued on the Effective Date, and (ii) indirect ownership of the New Subsidiary Preferred Units issued to Reorganized PrivateCo.
(4)	Voting: Class 2 is Impaired. Holders of an Allowed Pre-Petition Secured Claim are entitled to vote to accept or reject the Plan.

(c)Class 3 — Other Secured Claims
(1)	Classification: Class 3 consists of any Other Secured Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed Other Secured Claim shall, at the sole option of the Debtors or the Reorganized Debtors, as applicable:
A.	Have its Allowed Other Secured Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code; or
B.	To the extent the Allowed Other Secured Claim is secured by an interest in property of an Estate, receive the property securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code: provided that the holder of such Claim shall retain such interest in such property until paid in full therefor.
(3)	Voting: Class 3 is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.
(d)Class 4 — Other Priority Claims
(1)	Classification: Class 4 consists of any Other Priority Claims against the Debtors.
(2)	Treatment: Each holder of an Allowed Other Priority Claim shall be paid in full in Cash.
(3)	Voting: Class 4 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.
(e)Class 5 — General Unsecured Claims
(1)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed General Unsecured Claim shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim. Each General

Unsecured Claim shall be deemed Allowed unless specifically objected to or disallowed by a Final Order.
(3)	Voting: Class 5 is Unimpaired. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.
(f) Class 6 — Intercompany Claims
(1)	Classification: Class 6 consists of all Intercompany Claims.
(2)	Treatment: Intercompany Claims shall be, either: (i) reinstated as of the Effective Date or (ii) in the case of any Intercompany Claim against Capstone, (x) reinstated as Claims against Reorganized PublicCo or New Subsidiary, as applicable, or (y) cancelled, and no distribution shall be made on account of such Claims.
(3)	Voting: Holders of Intercompany Claims are either Unimpaired, and such holders of Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such holders of Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.
(g)Class 7 — Intercompany Interests
(1)	Classification: Class 7 consists of any Intercompany Interests.
(2)	Treatment: Each holder of an Allowed Intercompany Interest has agreed to have its Allowed Intercompany Interest restructured in accordance with the terms of the Restructuring. Reorganized PublicCo shall receive a contribution of the New Subsidiary Common Units from Reorganized PrivateCo and Reorganized PrivateCo shall receive the New Subsidiary Preferred Units. All liabilities and assets of Capstone (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt, obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets) shall be transferred to the New Subsidiary. The Capstone Turbine International Equity shall be extinguished, provided that any Key Individual Retention Shares shall remain outstanding and shall become shares in Reorganized PublicCo. New Subsidiary shall own one hundred percent (100%) of the membership units of Capstone Financial Services, LLC and Branch Office – UK.
(3)	Voting: Class 7 is Unimpaired as Intercompany Interests are being consensually restructured pursuant to the Restructuring. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
(h)Class 8 — Equity Interests
(1)	Classification: Class 8 consists of any Equity Interests in Capstone.
(2)	Treatment: Each shareholder in Capstone shall have its Equity Interest fully extinguished and discharged and shall receive its Pro Rata share of one hundred percent (100%) of the Reorganized PublicCo Equity, subject to dilution from any shares issued pursuant to the EIP in accordance with this Plan. All other Equity Interests, except as otherwise set forth in the Plan, including, without limitation, all warrants, including the Pre-Petition Warrants, and restricted stock units or similar contractual equity rights shall be cancelled and terminated and receive no distribution.
(3)	Voting: Class 8 is Impaired. Holders of Equity Interests in Capstone are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
(i)Class 9 — Section 510(b) Claims
(1)	Classification: Class 9 consists of any Section 510(b) Claims against any Debtor.
(2)	Allowance: Notwithstanding anything in the Plan to the contrary, a Section 510(b) Claim (if any) may only become Allowed by Final Order of the Bankruptcy Court.
(3)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims shall be fully extinguished and discharged without any further action. No holder of Allowed Section 510(b) Claims shall be entitled to receive or retain any property under the Plan.
(4)	Voting: Class 9 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

Article IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN
4.1	[Reserved]
4.2	Transactions On or After the Effective Date

On the Effective Date and in accordance with Section 6.3(a) hereof, the Debtors or the Reorganized Debtors, as the case may be, the Pre-Petition Secured Party, and any other Entity party to the Restructuring shall take all actions that are necessary or appropriate to effect the Restructuring, including, but not limited to:

(1)	Capstone and the Capstone Subsidiaries will enter into an IP Assignment Agreement;
(2)	All of Capstone’s liabilities and assets (other than the Capstone Turbine International Equity, obligations under the DIP Note Purchase Agreement, Pre-Petition Secured Debt and those liabilities and assets directly related to the Retained Assets and described in the Plan Supplement) shall be transferred to New Subsidiary;
(3)	New Subsidiary shall issue the New Subsidiary Preferred Units and the New Subsidiary Common Units to Capstone;
(4)	Capstone shall contribute all New Subsidiary Common Units to Capstone Turbine International;
(5)	Capstone Turbine International shall contribute all assets held by Branch Office - UK to New Subsidiary;
(6)	Capstone Turbine International shall become a public company and shall be re-named Capstone Green Energy Holdings, Inc. and be the successor to Capstone with respect to its businesses and/or assets and related liabilities (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt, obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets), and is intended to be the successor to Capstone for purposes of Securities and Exchange Commission registration, and shall be the successor with respect to any Claims against, or Interest in, Capstone and any Debtor subsidiary; provided that, for the avoidance of doubt Capstone Turbine International shall not be the successor to Capstone for United States federal, state or local income tax purposes and shall not be the successor to Capstone with respect to the employment of the directors, officers, and employees of the Debtors or relating to any Employment Obligations (as defined in the Plan);
(7)	Capstone shall become a private company that shall continue to own the Retained Assets and the New Subsidiary Preferred Units and have no liabilities relating to, arising under or in connection with any Claims against, or Interest in, any Debtor;
(8)	The Pre-Petition Secured Party shall receive one hundred percent (100%) of the equity interests in Reorganized PrivateCo in exchange for an agreed-upon portion of its Pre-Petition Secured Claim and, in its capacity as DIP Purchaser, an agreed-upon portion of its DIP Claim, in accordance with the terms herein;
(9)	Existing shareholders of Capstone shall receive one hundred (100%) percent of the Reorganized PublicCo Equity, subject to any dilution from any stock issued pursuant to the EIP, including the Key Individual Retention Shares;
(10)	Reorganized PrivateCo and Reorganized PublicCo will enter into the License Agreement; and;
(11)	Reorganized PrivateCo and Reorganized PublicCo and/or New Subsidiary will enter into the Services Agreement.
4.3	New Debt Facility

Confirmation of the Plan shall constitute (i) approval by the Reorganized PublicCo and/or New Subsidiary of the New Debt Facility, the New Debt Facility Term Sheet, and all transactions contemplated thereby, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of Reorganized PublicCo and New Subsidiary to enter into, execute and perform under the New Debt Facility Term Sheet and use New Debt Facility Net Proceeds in accordance with the terms of the New Debt Facility Term Sheet.  On the Effective Date, all of the Liens and security interests to be granted as set forth in the New Debt Facility Term Sheet (i) shall be deemed to have been approved by New Subsidiary and its applicable subsidiaries, (ii) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Debt Facility Term Sheet, (iii) shall be deemed perfected upon New Subsidiary’s entry into the New Debt Facility, subject only to such Liens and security interests as may be permitted as set forth in the New Debt Facility Term Sheet, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

4.4	Offering and Issuance of Securities

The offering, issuance, distribution, and exercise (as applicable) of any Securities, including, without limitation, the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units, pursuant to the Plan will be in compliance with the registration requirements of the Securities Act or exempt from the registration requirements of section 5 therein pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.  In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

The issuance of the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units and any other options and associated equity awards is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  All such Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, New Subsidiary Common Units and New Subsidiary Preferred Units issued and distributed pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

4.5	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right, after notice and a hearing, to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

4.6	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by the Debtors under the Plan, in each case, other than the Retained Assets or Equity Interests cancelled pursuant to the Plan, shall vest in the Reorganized PublicCo or New Subsidiary, as applicable.  Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, the Retained Assets and any Causes of Action related to the Retained Assets shall vest in the Reorganized PrivateCo.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Notwithstanding anything to the contrary in the Plan, Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with any Claims (including, without limitation, Secured Tax Claims, Other Secured Claims, Other Priority Claims, General Unsecured Claims, Intercompany Claims and Section 510(b) Claims) against, or Interests (including, without limitation, Intercompany Interest and Equity Interests) in, any Debtor.

4.7	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, Certificates, including without limitation, all equity grants, warrants, and/or restricted units and any agreement with respect to the foregoing, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtors’ Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, (i) any agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Claims or Interests to receive distributions under the Plan and (b) allowing and preserving the rights of Reorganized PublicCo or New Subsidiary, as applicable, to make distributions on account of Claims and Interests as provided in Article VI and (ii) the Note Documents shall continue in effect solely for the purposes of allowing the NPA Collateral Agent to (a) receive payment of its fees and expenses as provided under the Note Documents and (b) have the benefit of all the rights and protections for the NPA Collateral Agent under the Note Documents, including, but not limited to, the preservation of any indemnification rights.

4.8	Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued under the Plan.

4.9	Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  Such actions may include the following: (a) the adoption and filing of charters and bylaws; (b) the appointment of directors and officers; (c) entry into and performance under the New Debt Facility; and (d) the authorization, issuance, and distribution of the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units pursuant to the Plan.  For the avoidance of doubt, Confirmation of the Plan shall satisfy any shareholder vote requirements in accordance with section 303 of the Delaware General Corporation Law, 8 Del. C. 1953, § 303.

4.10	Charter and Bylaws

The certificates of incorporation and bylaws of the Reorganized Debtors (and other formation documents relating to limited liability companies, as applicable) shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  The Reorganized Debtors’ certificates of incorporation shall include, among other things (and only to the extent required by section 1123(a)(6) of the Bankruptcy Code), provisions prohibiting the issuance of non-voting Equity Securities.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation and other constituent documents as permitted by the laws of their respective jurisdictions of formation and their respective charters and bylaws.  The corporate governance policies of the Reorganized Debtors shall be updated to comply with the requirements of the applicable listing exchange upon the completion of the listing.

4.11	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.12	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan, including any transfer of property to Reorganized PublicCo and New Subsidiary, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

4.13	Directors, Officers, and Management

From and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of their charters and bylaws or other constituent documents, and applicable state corporation law.  Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the board of directors of the Reorganized Debtors and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed in the Plan Supplement.

4.14	Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order, Reorganized PublicCo and/or New Subsidiary, as applicable, shall (a) amend, adopt, assume, and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date (collectively, the “Employment Obligations”), and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order, provided that the Reorganized PublicCo and/or New Subsidiary shall not be required to provide cash payments in respect of the value of accrued vacation time due to the Restructuring.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the

Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. Aside from employees that will remain at Capstone to support the Retained Assets, New Subsidiary shall be the successor to Capstone with respect to the employment of the directors, officers, and employees of the Debtors or relating to any Employment Obligations (as defined in the Plan).  Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with the Employment Obligations or any Claims against any Debtor.

4.15	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, subject to Section 4.6 herein, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with sections 1123(b)(3) and 1141(b) of the Bankruptcy Code, any Causes of Action that the Debtors may hold against any Entity shall vest in the Reorganized Debtors.  The Reorganized Debtors, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order or approval of, the Bankruptcy Court.

4.16	Pre-Petition Secured Party’s Fees

Subject to entry of the Confirmation Order, and without in any way limiting the payment obligations under any existing engagement letter or any applicable order entered in the Chapter 11 Cases, the reasonable fees and expenses (including attorneys’ fees and financial advisors’ fees) of the Pre-Petition Secured Party in connection with the Restructuring, including, but not limited to, the reasonable fees and expenses of (i) Cleary Gottlieb Steen & Hamilton LLP, and (ii) Deloitte Transactions & Business Analytics LLP, will be paid in full in Cash by the Reorganized PublicCo, without further notice to, or action, order, or approval of the Bankruptcy Court, no later than thirty (30) days after the Effective Date.

4.17	Intercompany Claims.

Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Intercompany Claims shall be reinstated, or discharged and satisfied by contributions, distributions or otherwise, at the option of the Reorganized Debtors; provided, all Intercompany Claims against Capstone shall be either (x) reinstated as claims against Reorganized PublicCo or New Subsidiary, as applicable, or (y) deemed discharged and satisfied on the Effective Date, in either case at the election of Reorganized PublicCo.  In no event shall Reorganized PrivateCo have any liabilities relating to, arising under, or in connection with Intercompany Claims.

4.18	Rejection Damages Claims.

Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for claims for damages related to the rejection of Executory Contracts and Unexpired Leases (any such Claims, “Rejection Damages Claims”).  Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any Claims resolution process in the Bankruptcy Court in connection with their Claims, and shall retain all of their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties.  The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims.  If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V of the Plan.

Article V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
5.1	Assumption of Executory Contracts and Unexpired Leases

No Executory Contract and Unexpired Lease shall be assumed by Reorganized PrivateCo unless such Executory Contract and Unexpired Lease is listed as “assumed” by Reorganized PrivateCo in the Plan Supplement.  Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed by Capstone and/or the applicable Debtor counterparty (excluding, for the avoidance of doubt, Reorganized PrivateCo) and assigned to Reorganized PublicCo or New Subsidiary, as applicable, without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless any such Executory Contract or Unexpired Lease: (a) is a Retained Contract; (b) is listed on the Rejection Schedule; (c) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (d) is the subject of a motion to assume or reject pending as of the Effective Date.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, assignments and rejections.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2	Cure of Defaults and Objections to Assumption

Reorganized PublicCo or New Subsidiary, as applicable, shall pay Cures in the ordinary course after the Effective Date.  Any dispute regarding a Cure shall be resolved in the ordinary course in an appropriate nonbankruptcy forum.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by Reorganized PublicCo or New Subsidiary, as applicable, of the Cure.  Reorganized PublicCo or New Subsidiary, as applicable, also may settle any Cure without any further notice to, or action, order or approval of, the Bankruptcy Court.

Any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan on grounds other than Cure must be filed with the Bankruptcy Court by the deadline established for filing objections to the Plan.  Any such objection will be scheduled to be heard by the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding the ability of Reorganized PublicCo or New Subsidiary, as applicable, or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by Reorganized PublicCo or New Subsidiary, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  Reorganized PublicCo or New Subsidiary, as applicable, reserves the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within forty-five (45) days after entry of a Final Order resolving an objection to assumption or determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed

Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to, or action, order or approval of, the Bankruptcy Court; provided, however, any Claim relating to a Cure shall be deemed disallowed and expunged as of the Effective Date only upon payment of the Cure or as otherwise agreed by the Reorganized Debtors and the applicable claimant.

5.3	Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease.  In particular, to the extent permissible under applicable non-bankruptcy law, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) maintenance of, or to repair or replace, goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable.

5.4	Rejection Damages Claims and Objections to Rejection

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  All Allowed Claims (excluding the Pre-Petition Secured Claim) arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 5 — General Unsecured Claims against the Debtor(s) counterparty thereto.

5.5	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts and leases entered into after the Petition Date by the Debtors and any Executory Contracts and Unexpired Leases assumed by the Debtors may be performed by Reorganized PublicCo and/or New Subsidiary, as applicable, in the ordinary course of business.

5.6	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Article VI

PROVISIONS GOVERNING DISTRIBUTIONS
6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date
(a)Delivery of Distributions in General

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as the case may be) and the holder of the applicable Claim or Interest, on the Effective Date or as soon as practicable thereafter, Reorganized PublicCo or New Subsidiary, as applicable, shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (b) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a) hereof, respectively.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  For the avoidance of doubt, distributions to holders of an Allowed Pre-Petition Secured Claim will be made on the Effective Date.

6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order, and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Until a prepetition Unimpaired Claim has been (1) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the applicable Reorganized Debtor(s), or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (2) otherwise satisfied or disposed of as determined by a court of competent jurisdiction (the occurrence of (1) or (2), an “Unimpaired Claim Resolution”), (a) the provisions of Article VIII.1–VIII.5 of the Plan shall not apply or take effect with respect to such Claim; (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred, or enjoined; (c) the property of the applicable Debtor’s or Debtors’ Estates that vests in the applicable Reorganized Debtor(s) pursuant to the Plan shall not be free and clear of such Claim; and (d) any Liens of securing such Claim shall not be deemed released (subclauses (a) through (d), collectively, the “Unimpaired Claim Carve Out”). Upon the occurrence of an Unimpaired Claim Resolution with respect to a prepetition Unimpaired Claim, the Unimpaired Claim Carve Out shall cease to apply to such Claim.  Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

6.3	Delivery of Distributions

On the Effective Date, distributions under the Plan shall be delivered by the Distribution Agent to each holder of such Interests.  The Debtors, the Reorganized Debtors, the Pre-Petition Secured Party, the NPA Collateral Agent, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

(a)Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, Reorganized PublicCo Equity, Reorganized PrivateCo Equity, New Subsidiary Common Units and New Subsidiary Preferred Units issued under the Plan shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed.

(b)Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

(c)Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(d)Fractional, Undeliverable, and Unclaimed Distributions
(1)	No Fractional Distributions. The Distribution Agent may not make distributions of fractions of shares of Reorganized PublicCo Equity, Reorganized PrivateCo Equity, New Subsidiary Common Units or New Subsidiary Preferred Units, as applicable. Whenever fractional distributions would otherwise be called for, the actual distributions may reflect a rounding down of such fractions.
(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable distributions shall remain in the possession of Reorganized PublicCo or New Subsidiary, as applicable, until such time as a distribution becomes deliverable, or such distribution reverts to Reorganized PublicCo or New Subsidiary or is cancelled pursuant to Section 6.3(e)(3) hereof, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
(3)	Reversion. The Debtors shall use commercially reasonable efforts and cooperate as needed with those holding Allowed Claims to ensure distributions are received. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is a New Subsidiary Common Unit or a New Subsidiary Preferred Unit, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.
(e)Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate shall surrender such Certificate to the Distribution Agent.  Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtors third parties vis-a-vis one another with respect to such Certificate.  No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Agent or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent pursuant to the provisions of Section 6.3(f) hereof.  Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Entity in the Reorganized Debtors or its property, be deemed to have forfeited all rights and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat, abandoned or unclaimed property law to the contrary.  Notwithstanding the foregoing paragraph, this Section 6.3(e) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

(f)Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent an affidavit of loss acceptable to the Distribution Agent setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Agent to hold the Distribution Agent harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim or Interest.  Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

6.4	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors.  To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such holder shall repay, return, or deliver any distribution held by or transferred to the holder to the Reorganized Debtors to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

6.5	Setoffs

Except as otherwise expressly provided for herein (including with respect to any Pre-Petition Secured Claim with respect to letters of credit as provided in the definition of Other Secured Claims), the Reorganized Debtors, pursuant to the Bankruptcy Code (including section

553 of the Bankruptcy Code), applicable nonbankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise): provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtors of any such Claims, rights, and Causes of Action that such Reorganized Debtors may possess against such holder.

6.6	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

Article VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS
7.1	Disputed Claims Process

All Allowed Claims against the Debtors shall be paid in the ordinary course by Reorganized PublicCo or New Subsidiary. All Claims shall be asserted against Reorganized PublicCo and/or New Subsidiary, and Claims asserted against Reorganized PrivateCo shall be deemed Claims against Reorganized PublicCo and/or New Subsidiary.  Parties are not required to file Proofs of Claim.  In the event that one or more parties files a Proof of Claim, the Debtors or Reorganized Debtors, as applicable, reserve all rights to contest any such Proof of Claim.  Except as otherwise provided herein, if a party files a Proof of Claim and the Debtors or Reorganized Debtors, as applicable, do not determine in their discretion, and without the need for notice to, or action, order or approval of, the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII. For the avoidance of doubt, on and after the Effective Date, the Reorganized Debtors may negotiate and settle any Claims, including Claims for which a Proof of Claim has been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Noticing Agent or any other party.

7.2	Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  Notwithstanding anything to the contrary herein, the Reorganized Debtors may prosecute, adjudicate or otherwise resolve Claims and Interests in non-bankruptcy forums after the expiration of such 120-day period.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses such Debtors had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15 hereof.

7.3	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.4	Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(t), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree, or the Bankruptcy Court has determined by Final Order, that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VIII

EFFECT OF CONFIRMATION OF THE PLAN
8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided for herein, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, including, but not limited to, any Claims asserted or arising from that certain class action complaint for alleged violations of federal securities laws filed in the United States District Court Central District of California (Case No. 2:23-cv-08659) and any and all allegations contained therein, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or its Affiliates, the Chapter 11 Cases, the New Debt Facility, the Restructuring, the distribution, issuance, purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, prepetition contracts and agreements with the Debtors (including the NPA), the Transaction Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan and Disclosure Statement or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors, provided that Claims and Causes of Action for fraud, gross negligence, or willful misconduct shall not be so released.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to the Debtors asserting any Claim or Cause of Action released by this Section 8.2.

8.3	Releases by Certain Holders of Claims

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could be asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the New Debt Facility, the Restructuring, the distribution, issuance, purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, prepetition contracts and agreements with the Debtors (including the NPA), the Transaction Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date of the Plan; provided that Claims and Causes of Action for fraud, gross negligence, or willful misconduct shall not be so released.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Debtors, the Reorganized Debtors, the Estate, and the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 8.3 from asserting any Claim or Cause of Action released by this Section 8.3.

8.4	Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3 hereof, discharged pursuant to Section 8.1 hereof, or are subject to exculpation pursuant to Section 8.4 hereof, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or any Entity with which the Reorganized Debtors has been or is associated, solely because the Reorganized Debtors were Debtors under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors were granted a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7	Indemnification

On and from the Effective Date, and except as prohibited by applicable law, Reorganized PublicCo shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in bylaws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and the respective Affiliates of such current and former directors, officers, managers, and employees.  In no event shall Reorganized PrivateCo have any liabilities relating to, arising under, or in connection with the foregoing indemnification obligations.

Reorganized PublicCo agrees to indemnify Reorganized PrivateCo, its affiliates and its respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee Agent Party”) for and against any and all liabilities, obligations, losses, damages, penalties, fees, fines, actions, judgments, suits, costs, reasonable and documented expenses (including attorneys’ fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in any way relating to or arising out of events occurring prior to the Effective Date, including any governmental or regulatory agency fees, fines or penalties or any Claims, including any Section 510(b) Claims, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee Agent Party; provided, Reorganized PublicCo shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, fees, fines, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  The foregoing notwithstanding, (i) any and all taxes resulting from the Restructuring due and owing by Reorganized PrivateCo shall be the sole and exclusive responsibility of Reorganized PrivateCo and shall not be the responsibility of New Subsidiary and/or Reorganized PublicCo or covered by any indemnification provision in this Section 8.7 or otherwise, and (ii) any and all taxes resulting from the Restructuring due and owing by Reorganized PublicCo and New Subsidiary shall be the sole and exclusive responsibility of Reorganized PublicCo and New Subsidiary, as applicable.

8.8	Release of Liens

Except (a) with respect to the Liens securing the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and its successors and assigns.

Article IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
9.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 hereof:

(a)the Confirmation Order shall have been entered and such order shall be materially consistent with the Transaction Support Agreement and shall be in form and substance reasonably satisfactory to the Pre-Petition Secured Party, the NPA Collateral Agent, and the Debtors;
(b)the Confirmation Order shall have become a Final Order;

(c)all documents and agreements necessary to implement the Plan: (1) shall have all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements; (2) shall have been tendered for delivery to the required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) shall have been effected or executed;
(d)the Effective Date shall occur no later than forty-two (42) calendar days after the Petition Date; and
(e)all other actions necessary for the occurrence of the Effective Date shall have been taken.
9.2	Waiver of Conditions Precedent

The Debtors may, with the written consent of the Pre-Petition Secured Party and in consultation with the NPA Collateral Agent, waive any of the conditions to the Effective Date set forth in Section 9.1 hereof without any notice to any other parties in interest and without any further notice to, or action, order or approval of, the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

Article X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
10.1	Modification of Plan

Effective as of the date hereof, (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein and the Transaction Support Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may amend or modify the Plan, in accordance with section l127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, this clause (b) being subject in all cases to the limitations set forth herein and in the Transaction Support Agreement.

10.2	Revocation or Withdrawal of Plan

Subject to the terms of the Transaction Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of the Debtors or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

10.3	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.  Subject to the terms of the Transaction Support Agreement, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Article XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under the Bankruptcy Code or arising in, or related to, the Chapter 11 Cases, to the fullest extent permitted by law, including, among other things, jurisdiction to:

1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to Article V, of the list of Executory

Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;
5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
6.enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;
7.enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;
8.grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
9.hear, determine, and resolve any applications for allowance and payment of any Professional Claim;
10.issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
11.hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4 hereof; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;
12.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
13.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

14.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
15.enter an order or Final Decree concluding or closing the Chapter 11 Cases;
16.enforce all orders previously entered by the Bankruptcy Court; and
17.hear any other matter not inconsistent with the Bankruptcy Code.
Article XII

MISCELLANEOUS PROVISIONS
12.1	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases is converted, dismissed, or a Final Decree is issued, whichever occurs first.

12.3	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of Claims or Interests prior to the Effective Date.

12.4	Elimination of Vacant Classes

Any Class of Claims that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section l129(a)(8) of the Bankruptcy Code.

12.5	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign,

affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.6	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors and Reorganized Debtors:	CAPSTONE GREEN ENERGY CORPORATION, a Delaware Corporation

16640 Stagg Street

Van Nuys, California 91406

Attention: John Juric, Chief Financial Officer

Telephone: (818) 734-5300

with a copy to:YOUNG CONAWAY STARGATT

& TAYLOR, LLP

Matthew B. Lunn

Shane M. Reil

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

mlunn@ycst.com

sreil@ycst.com

KATTEN MUCHIN ROSENMAN LLP

Peter A. Siddiqui

Ethan D. Trotz

Kenneth N. Hebeisen

525 West Monroe Street

Chicago, Illinois 60661

Telephone: (312) 902-5200

Facsimile: (312) 902-1061

peter.siddiqui@katten.com

ethan.trotz@katten.com

ken.hebeisen@katten.com

Pre-Petition Secured Party:	BROAD STREET CREDIT HOLDINGS LLC, a Delaware Limited Liability Company

with a copy to:CLEARY GOTTLIEB STEEN &

HAMILTON LLP

Sean A. O’Neal

John Veraja

One Liberty Plaza

New York, NY 10006

Telephone: (212) 225-2000

soneal@cgsh.com

jveraja@cgsh.com

12.7	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.8	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.9	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

Dated:  November 13, 2023 Capstone Green Energy Corporation

on behalf of itself and the other Debtors

_/s/ John Juric______________________

Name: John Juric

Title: Chief Financial Officer

Exhibit B

Proposed Confirmation Order Notice

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re: CAPSTONE GREEN ENERGY CORPORATION, et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 23-11634 (LSS) (Jointly Administered)
	:	Re: Docket Nos. 17, 18, 70, 71, 90, 97, 98, 113, 115

NOTICE OF ENTRY OF ORDER (I) APPROVING THE DISCLOSURE

STATEMENT; (II) CONFIRMING THE JOINT PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION OF CAPSTONE GREEN ENERGY CORPORATION

AND ITS DEBTOR AFFILIATES; AND (III) GRANTING RELATED RELIEF

PLEASE TAKE NOTICE that on [●], the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), entered the order [Docket No. [●]] (the “Confirmation Order”) confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and its Debtor Affiliates [Docket No. 70] (as amended, modified, or supplemented, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order and the Plan, as well as other documents filed in these Chapter 11 Cases can be found on the docket of these Chapter 11 Cases and can also be downloaded free of charge from the website of the Debtors’ Claims and Noticing Agent, Kroll Restructuring Administration LLC, at https://cases.ra.kroll.com/capstone.

PLEASE TAKE FURTHER NOTICE that the Bankruptcy Court has approved certain release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and Confirmation Order, and the provisions thereof, are binding on the Debtors, the Reorganized Debtors, any holder of a Claim against or Interest in the Debtors and such holder’s respective successors, assigns, and designees, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder or entity voted to accept the Plan.

1

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number are: Capstone Green Energy Corporation (0883); Capstone Turbine International, Inc. (4270); and Capstone Turbine Financial Services, LLC (N/A).  The Debtors’ mailing address is 16640 Stagg Street, Van Nuys, California 91406.

2	Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan or the Confirmation Order, as applicable.

PLEASE TAKE FURTHER NOTICE that, pursuant to the Plan and the Confirmation Order, the deadline for filing requests for payment of Professional Claims shall be [●].3

PLEASE TAKE FURTHER NOTICE that holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for Claims for damages related to the rejection of Executory Contracts and Unexpired Leases (“Rejection Damages Claims”).  Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any Claims resolution process in the Bankruptcy Court in connection with their Claims, and shall retain all of their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties.  The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims.  If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V of the Plan

PLEASE TAKE FURTHER NOTICE that from and after this date, if you wish to receive notice of filings in this case, you must request such notice with the clerk of the Bankruptcy Court and serve a copy of such request for notice on counsel to the Reorganized Debtors.  You must do this even if you filed such a notice prior to the Effective Date.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights.  You are encouraged to review the Plan and the Confirmation Order in their entirety.

3	The deadline for filing requests for payment of Professional Claims shall be 30 days after the Effective Date.
2

Dated: [●] ________________

Wilmington, DE

/s/  DRAFT

Matthew B. Lunn (No. 4119)

Shane M. Reil (No. 6195)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Email:mlunn@ycst.com

sreil@ycst.com

- and -

Peter A. Siddiqui (admitted pro hac vice)

Ethan D. Trotz (admitted pro hac vice)

Kenneth N. Hebeisen (admitted pro hac vice)

KATTEN MUCHIN ROSENMAN LLP

525 W. Monroe Street

Chicago, IL 60661

Telephone: (312) 902-5200

Facsimile: (312) 902-1061

Email:peter.siddiqui@katten.com

ethan.trotz@katten.com

ken.hebeisen@katten.com

PROPOSED COUNSEL FOR THE DEBTORS

AND DEBTORS IN POSSESSION

3